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                                                                     EXHIBIT 8.1


                      [PRESTON, GATES & ELLIS LETTERHEAD]


                                February 8, 1995


Microsoft Corporation
One Microsoft Way
Redmond, Washington  98052


         Re: MICROSOFT CORPORATION: MERGER OF INTUIT INC. AND M\I ACQUISITION CORPORATION


Dear Sir or Madam:

         This opinion is being delivered to you in connection with the filing of a registration statement with the Securities and Exchange Commission on November 19, 1994 on Form S-4, which includes therein, a Preliminary Joint Proxy Statement/Prospectus, in respect of the Merger (as defined below) (the "Registration Statement").

         It is anticipated that, pursuant to the Agreement and Plan of Reorganization (the "Agreement") dated as of October 13, 1994 by and between MICROSOFT CORPORATION ("Microsoft"), a Washington corporation, M\I ACQUISITION CORPORATION "(M\I"), a Washington corporation, and INTUIT INC. ("Intuit"), a Delaware corporation, M\I, a subsidiary of Microsoft, will merge with and into Intuit pursuant to the applicable laws of the States of Washington and Delaware (the "Merger"), and as a result thereof the identity and separate existence of M\I will cease.

         Except as otherwise provided, capitalized items referred to herein have the same meaning as set forth in the Agreement. All Section references unless otherwise indicated are to the Internal Revenue Code of 1986, as amended (the "Code").

         We have acted as legal counsel to Microsoft and M\I in connection with the Merger. As such, and for the purposes of rendering this opinion, we have examined and are relying upon, without independent investigation or review thereof, the truth and accuracy, at all times, of the statements, covenants, representations and warranties contained in the following documents:

         1. The Agreement adopted by the Microsoft, M\I and Intuit Boards of Directors as of October 13, 1994;
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Microsoft Corporation
February 8, 1995
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         2.      Representations made to us by Intuit in a letter dated
February 8, 1995;

         3. Representations made to us by Microsoft in a letter dated February 8, 1995;

         4. Representations made by certain shareholders of Intuit in certain Affiliates Agreements and Shareholder Agreements dated either as of October 13, 1994 or as of December 29, 1994; and,

         5. Such other instruments and documents related to the formation, organization, and operation of Microsoft and Intuit, the consummation of the Merger, and the transactions contemplated thereby as we deemed necessary or appropriate.

         In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon without independent investigation or review) that:

         1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents and there has been, or will be by the Effective Time of the Merger, due execution and delivery of all documents where execution and delivery are prerequisites to effectiveness thereof;

         2. At the Effective Time of the Merger, the fair market value of the Microsoft voting common stock and other consideration received by each Intuit shareholder will be approximately equal to the aggregate fair market value of the Intuit common stock surrendered in exchange therefor;

         3.      The Merger will be effective under the applicable state laws;
and,

         4. The Merger will be effected in accordance with the terms of the Agreement and consistent with the description of such transaction in the Registration Statement, and all of the statements, covenants, representations and warranties referred to above will be true as of the Effective Time of the Merger.

         Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are of the opinion that:

         1. The Merger will constitute a reorganization within the meaning of Section 368(a). Each of Microsoft, M\I and Intuit will be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

         2. No gain or loss will be recognized by Microsoft, Intuit or M\I as the result of the Merger.
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Microsoft Corporation
February 8, 1995
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         3.      The Microsoft tax consolidated group will generally succeed to and take into account the tax attributes of Intuit and its tax consolidated group, including net operating losses. (It should be noted that the availability of such net operating losses may be limited by certain provisions of the Code, including Section 382 and the consolidated return provisions).

         In addition to the assumptions set forth above, this opinion is subject to the exemptions, limitations and qualifications set forth below:

         1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts and there is no assurance that the Internal Revenue Service could not successfully assert a contrary opinion. Furthermore, no assurance can be given that future legislation, judicial or administrative changes, either on a prospective or retroactive basis, would not adversely effect the accuracy of the conclusions stated herein.

         2. This opinion does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other related transactions.

         3. No opinion is expressed as to any transaction other than the Merger as described in this opinion.

         4. This opinion is being delivered to you solely for the purpose of being included as an exhibit to the Registration Statement; it may not be relied upon or utilized for any other purpose (including without limitation satisfying any conditions in the Agreement) or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent. We do, however, consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears.

                                          Very truly yours,

                                          PRESTON GATES & ELLIS




                                          By /s/ CHARLES H. PURCELL
                                             Charles H. Purcell

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